Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

November 16, 2010

Danaher Corporation

2099 Pennsylvania Ave. NW

Washington, DC 20006

Attention: Daniel Raskas

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated acquisition, business combination, investment in, or similar transaction (any such transaction a “Possible Transaction”) involving Beckman Coulter, Inc. and/or its subsidiaries, affiliates or divisions (collectively, with such subsidiaries, affiliates and divisions, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Representatives” shall include the members, directors, officers, employees, agents, subsidiaries, employees of subsidiaries, partners and advisors of a party and those of its subsidiaries and/or divisions (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and, subject to the limitations herein, prospective sources of financing for a Possible Transaction). Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or in which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives to the extent the same contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (ii) was within your possession prior to it being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, or (iv) is developed or derived by you or your Representatives without use of the Evaluation Material.

2. Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating, negotiating and/or consummating a Possible Transaction and for no other purpose (for the avoidance of doubt, you hereby agree that you and your Representatives shall not use the Evaluation Material for any competitive purpose), that the Evaluation Material will not be used in any way detrimental to the Company, that the Evaluation Material will be kept confidential and that you will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating, negotiating and/or consummating a Possible Transaction, who are provided with a copy of this letter agreement and who agree to be bound by the terms hereof; provided further that you agree you will only disclose Evaluation Material to a prospective financial advisor or source of financing with the prior written consent of the Company (other than Morgan Stanley). In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives, and, at your sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material. Subject to the restrictions contained in section 6 herein, upon the expiration of the Standstill Period (as defined below) or other termination of the “standstill” provisions in this letter agreement, nothing in the restriction on use or any other provisions in this letter agreement will prohibit you from engaging in any activity described in the “standstill” provisions herein, provided, however, that the confidentiality obligations contained in this letter agreement shall continue through the term of this letter agreement.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that you or your Representatives have received Evaluation Material or that Evaluation Material has been made available to you or your Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you and your “affiliates” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will not, directly or indirectly, enter into any agreement, arrangement or understanding with any Person to co-invest or partner with you in a Possible Transaction. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity. Without your prior written consent, the Company will not directly or indirectly disclose to any other person the fact that investigations or discussions are taking place with you concerning a Possible Transaction.

In the event that you or any of your Representatives are requested or required (by law, the rules of any stock exchange or oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, on the advice of outside legal counsel, required to disclose Evaluation Material or Discussion Information or else stand liable for contempt or suffer other censure, penalty or material adverse consequence, you or your Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which such counsel advises you is required to be disclosed, provided that you use your reasonable best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information; and provided further that you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure. This paragraph shall apply mutatis mutandis to the Company and its Representatives with respect to the last sentence of the preceding paragraph.

3. Return and Destruction of Evaluation Material. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company in its sole discretion and for any reason, you will promptly destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or on your behalf shall be destroyed and no copy thereof shall be retained, and, upon the Company’s request, you shall provide the Company with prompt written confirmation of your compliance with this paragraph. Notwithstanding the foregoing, your third party advisors may retain Evaluation Material to the extent required by applicable law (and, in the case of third party accounting advisors, as may be required by professional standards of conduct). Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. Point of Contact; No Solicitation. Except as otherwise instructed by the Chairman of the Board of Directors of the Company, the Chief Executive Officer of the Company or Goldman Sachs & Co., you and your Representatives (i) shall direct all inquiries and any requests for information concerning the Company as they relate to a Possible Transaction to the Chairman, Chief Executive Officer or Goldman Sachs & Co. and (ii) shall not contact any Representative of the Company other than the Chairman, Chief Executive Officer or Goldman Sachs & Co. In consideration of the Evaluation Material being furnished, you hereby agree that for a period of one (1) year after the date of this letter agreement neither you nor any of your Representatives acting on your behalf (nor any person acting on behalf of or in concert with you or any of your Representatives acting on your behalf) will, without the prior written consent of the Company, directly or indirectly, solicit to employ any of the officers or employees of the Company who become known to you or your Representatives through your consideration of the Possible Transaction; provided, however, that the solicitation and/or employment restrictions of this paragraph shall not apply (i) to any general advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by the Company or (ii) to any such personnel who initiate contact with you or your affiliates.

6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. Standstill. As of the date hereof, neither you nor any of your affiliates or Representatives acting on your behalf or on behalf of any person acting in concert with you, or any person with whom any of the foregoing are acting in concert (and in concert with you) with respect to the Company or its securities, owns any securities of the Company. You agree that, for a period ending on March 1, 2012 (the “Standstill Period”), unless specifically invited by the Company, neither you nor any of your affiliates or Representatives acting on your behalf or on behalf of other persons acting in concert with you will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or affiliates or assets of the Company or the subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined in Section 13(d) under the Exchange Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or

(e) enter into any discussions or arrangements with any third party with respect to any of matters set forth in (a) through (d) above. Notwithstanding the restrictions contained in this section 7, you or your affiliates or Representatives may acquire shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) representing, in the aggregate, up to 1% of the outstanding shares of the Common Stock, provided that such acquisitions do not and would not require public or other disclosure and are not publicly announced or disclosed. You also agree during such period not to request that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence). You further agree that, if at any time during such period, you or (to your knowledge) any of your affiliates or Representatives are approached by any third party seeking to co-invest or partner with you in a Possible Transaction, you will (unless prohibited by law or contract) promptly inform the Company of the nature of such transaction and the parties involved.

If at any time during the Standstill Period (i) the Company enters into (or publicly announces) an agreement providing for a Combination (as defined below) or (ii) a tender or exchange offer that, if consummated, would constitute a Combination is made or announced and the Board of Directors of the Company accepts (or recommends that its stockholders accept) such offer or fails to recommend within ten (10) business days from the date of commencement of such offer that its stockholders reject such offer, then the restrictions in this section 7 shall automatically terminate and cease to be of any effect. A “Combination” shall mean a transaction in which (i) a person or group acquires, directly or indirectly, 50% or more of the outstanding shares of Common Stock or properties or assets constituting 50% or more of the consolidated assets of the Company and its subsidiaries or (ii) the Company engages in a merger or other business combination such that the holders of securities entitled to be voted generally in the election of directors of the Company immediately prior to the transaction do not own more than 50% of the voting power of securities so entitled to be voted generally in the election of directors of the resulting entity immediately following such transaction. In addition, you agree you will not, other than with respect to Morgan Stanley, without the Company’s prior written consent, enter into an exclusivity arrangement with a financial advisor, banker or prospective source of financing pursuant to which such financial advisor, banker or prospective source of financing agrees not to provide or arrange or commit to finance or arrange financing for a third party in connection with a possible negotiated acquisition, business combination, investment in, or similar transaction between the Company and such third party or any of its affiliates.

In the event that the Company has entered into (or amended, modified or waived) or enters into (or amends, modifies or waives) a confidentiality or “standstill” agreement or similar arrangement with any person in connection with a possible transaction involving the Company that, either as an initial matter or by virtue of such amendment, modification or waiver, (i) contains any “standstill” provision for a term that ends before the end of the Standstill Period (such earlier ending date, the “Early Standstill Date”) or (ii) does not include any “standstill” provisions, then the Standstill Period shall automatically be shortened to end on the Early Standstill Date (or, if such confidentiality agreement does not include any “standstill” provisions, to remove the restrictions imposed by this section 7 in their entirety) and the Company shall promptly provide you with written notice of such development.

8. No Agreement. The parties understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and the parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. The parties agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement, or any other written or oral statement or any further actions by the parties, except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

9. No Waiver of Rights. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. Remedies. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by either party or any of its Representatives and that each party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity. The parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and agree to waive any requirements for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, the prevailing party, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to be reimbursed for the reasonable legal fees incurred by such party in connection with such litigation.

11. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). The parties hereby irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12. Term. Notwithstanding anything to the contrary in this letter agreement, this letter agreement and its provisions shall terminate on the date that is three (3) years from the date of this letter agreement.

13. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter.

14. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

15. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

16. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

17. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, you, the Company and their respective successors and assigns.

18. Third Party Beneficiaries. You agree and acknowledge that this letter agreement is being entered into by and on behalf of the Company and its subsidiaries and divisions and that they shall be third party beneficiaries hereof, having all rights to enforce this letter agreement. The parties further agree that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

19. No License. Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material disclosed pursuant to this letter agreement.

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

Beckman Coulter, Inc.

By:	/s/ Paul Glyer
Name: Paul Glyer
Title: Senior Vice President, Strategy, Business Development and Communications

CONFIRMED AND AGREED

as of the date written above:

Danaher Corporation

By:	/s/ Christopher Korves

Name: Christopher Korves
Title: Director, Corporate Development